Exhibit 99.1

LIBERTY STAR GOLD CORP

2766 N. Country Club Road	TEL: (520) 731-8786
Tucson, Arizona 85716-2204	FAX: (520) 844-1118
http://www.libertystargold.com/
October 11, 2005	OTCBB: LBTS
NR 22

FOR IMMEDIATE DISSEMINATION

LIBERTY STAR ACQUIRES ADDITIONAL URANIUM PROPERTIES AT ITS NORTH PIPES PROJECT IN NORTHERN ARIZONA

Tucson, Arizona - October 11, 2005 - Liberty Star Gold Corp (the "Company"), (symbol: LBTS) is pleased to announce it has acquired an additional 100 federal lode mining claims covering approximately 2,070 acres or approximately 3.2 square miles in northern Arizona. These claims comprise 10 claim blocks of various sizes and cover 14 new breccia pipe targets. Combined with the claims previously announced in News Release 18 on June 16, the company now controls 313 lode mining claims covering about 6,480 acres or approximately 10.1 square miles in 25 blocks. These blocks of claims control 100 percent of mineral rights to 40 breccia pipe targets.

As noted in News Release 18, a high percentage of these pipes are thought by the United States Geological Survey (USGS) to contain good potential for relatively high-grade uranium mineralization that they believe will average between 0.7% and 0.8% uranium. The world average grade of produced uranium ore is 0.15% uranium, according to Dr. Jeremy Whitlock, author of Canadian Nuclear FAQ (www.nuclearfaq.ca).

This is part of Liberty Star's ongoing North Pipes project in northern Arizona. This project has been undergoing continued low-key exploration over the summer. It is ramping up and a full-blown field exploration campaign will be underway in the later part of October or early November. This will lead to drill testing of a number of targets later in the year or during the first part of 2006.

ON BEHALF OF THE BOARD OF DIRECTORS

"James A. Briscoe"

James A. Briscoe,
President/Director

The Company currently holds 1,718 mineral claims, spanning 421 square miles centered approximately 25 miles northwest of the village of Iliamna on the north shore of Lake Iliamna in southwestern Alaska. The Big Chunk claims adjoin Northern Dynasty's Pebble Project on the North border, forming a large donut shape and adjoining their border to the Southeast. These two properties cover the entirety of the Big Chunk caldera, the volcanic-intrusive feature thought to be the source of mineralization in the area. With acquisitions in the new North Pipes project area of Northern Arizona, Liberty Star additionally now has 313 standard Federal lode mining claims covering approximately 6,480 acres in 25 separate blocks. The North Pipes claims are owned 100% by the Company and are not subject to royalty.

Forward Looking Statements: This press release contains "forward-looking statements", including forward-looking statements as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Statements in this press release, which are not purely historical, are forward-looking statements and include any statements regarding beliefs, plans, expectations or intentions regarding the future. Forward-looking statements in this press release include statements that a high percentage of pipes claimed by us are thought by the USGS to contain a high potential for relatively high grade uranium mineralization which they believe will average between 0.7% and 0.8% uranium, that full blown field exploration campaign will be underway in the later part of October or early November and that this will lead to drill testing of a number of targets later in the year or during the first part of 2006.

It is important to note that the Company's actual outcomes may differ materially from those statements contained in this press release. Factors which may delay or prevent these forward looking statements from being realized include misinterpretation of data, that we may not be able to raise sufficient funds to complete our intended exploration; that weather, logistical problems or hazards prevent us from exploration; that there may be no potential for commercial development of minerals; and that even if there are commercial minerals on our claims, that we will not find them or be able to exploit them. Readers should refer to the risk disclosures outlined in the Company's most recent 10-KSB and the Company's other periodic reports filed from time-to-time with the Securities and Exchange Commission.